Exhibit 99.1

Explanation of Responses

Relationship of Reporting Person(s) to Issuer: Other (specify below)


Item 1.   MDP Ventures II LLC

The reporting persons are members of a Section 13(d) group that owned, prior to the transactions reported by the Form 4's filed by other members of such group on the date hereof, more than 10% of the issuer's outstanding common stock, par value $.01 per share ("Common Stock"). The reporting persons are no longer subject to Section 16 reporting because they are no longer members of a Section 13(d) group that owns more than 10% of the Common Stock. The reporting persons disclaim beneficial ownership in the securities of the issuer except to the extent of their pecuniary interest, if any, therein.

Item 2.   Millennium Development Partners II LLC

Millennium Development Partners II LLC ("Millennium Development") has an indirect beneficial interest in the securities owned by MDP Ventures II LLC ("MDP Ventures") as the managing member of MDP Ventures. Millennium Development disclaims beneficial ownership in the securities of the issuer except to the extent of its pecuniary interest, if any, therein.


                   Millennium Development Partners II LLC

                   By: /s/ Steven L. Hoffman                         May 9, 2003
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                       Steven L. Hoffman                                Date:
                       Vice President


Item 3.   Christopher M. Jeffries

Christopher M. Jeffries has an indirect beneficial interest in the securities owned by MDP Ventures in his capacity as the holder of the majority of the limited liability company interests of Millennium Development. Mr. Jeffries disclaims beneficial ownership in the securities of the issuer except to the extent of his pecuniary interest, if any, therein.


                   By: /s/ Christopher M. Jeffries                   May 9, 2003
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                   Christopher M. Jeffries                              Date: